EXHIBIT 99.1

Kite Pharma Reports Fourth Quarter and Full-Year 2015 Financial Results

- Interim KTE-C19 Data, Expected in Second Half of 2016, to Support Planned BLA Filing in Late 2016 and Potential Product Launch in 2017 -

- Balance Sheet Further Strengthened Through 2015 Public Offering, $614.7 Million in Cash and Investments -

SANTA MONICA, Calif., Feb. 29, 2016 — Kite Pharma, Inc. (Nasdaq:KITE), a clinical-stage biopharmaceutical company focused on developing engineered autologous cell therapy (eACT™) products for the treatment of cancer, today provided a corporate update and reported full-year and fourth quarter 2015 financial results for the period ended December 31, 2015.

“2015 was a year of solid execution and transformation for Kite,” noted Arie Belldegrun, M.D., FACS, Chairman, President, and Chief Executive Officer. “The development of KTE-C19, our breakthrough immunotherapy candidate for patients with refractory hematological malignancies who have limited or no treatment options, is currently advancing in four Kite-sponsored multi-center clinical studies. We expect interim pivotal data from ZUMA-1, our lead study of KTE-C19, in the second half of this year, positioning us to submit our registrational filing with the FDA by year end. Construction of our commercial manufacturing facility is complete, and commercial planning is currently progressing under the leadership of our Chief Commercial Officer, Shawn Tomasello, and her capable team.”

Dr. Belldegrun continued, “We are advancing what we believe is the most robust clinical pipeline of chimeric antigen receptors and T cell receptors for both solid and hematological oncology. This effort is supported by our ongoing collaborations with distinguished academic and industry leaders in immuno-oncology. We expect that our pipeline progress in 2016 will include additional human proof of concept data supporting the potential of our TCRs for the treatment of solid tumors.”

Full Year 2015 and Recent Highlights

KTE-C19 Program

•	Initiated Kite’s lead multi-center study (ZUMA-1) for KTE-C19 for the treatment of aggressive, refractory diffuse large B cell lymphoma (DLBCL), primary mediastinal B cell lymphoma (PMBCL), and transformed follicular lymphoma (TFL). DLBCL is the most common form of non-Hodgkin Lymphoma (NHL).

•	Announced positive data from the Phase 1 portion of ZUMA-1 and advanced the study to the pivotal phase. The overall safety, efficacy, and biomarker data were generally consistent with previously published data from the National Cancer Institute (NCI).

•	Initiated three additional pivotal multi-center studies of KTE-C19 for the treatment of relapsed/refractory mantle cell lymphoma (MCL), adult relapsed/refractory acute lymphoblastic leukemia (ALL), and pediatric relapsed/refractory ALL.

•	Received Breakthrough Therapy Designation for KTE-C19 for the treatment of patients with refractory DLBCL, PMBCL, and TFL.

•	Secured Orphan Drug Designations in the EU for KTE-C19 for all of Kite’s hematological indications.

•	Completed Kite’s clinical manufacturing facility that is manufacturing KTE-C19 and that will manufacture future product candidates.

•	Completed construction of Kite’s commercial manufacturing facility, which is on track for qualification and validation later this year.

Acquisition and Strategic Collaborations

•	Established European operations with the acquisition of T-Cell Factory, now known as Kite Pharma EU. Through this acquisition, Kite also gained the proprietary TCR-GENErator discovery platform developed by Ton Schumacher, Ph.D., Chief Scientific Officer of Kite Pharma EU.

•	Expanded clinical and research partnership with the NCI including:

•	An enhanced Cooperative Research and Development Agreement (CRADA) with the NCI’s Surgery Branch to advance multiple CAR and TCR programs led by Steven Rosenberg, M.D., Ph.D.

•	A separate CRADA with the NCI’s Experimental Transplantation and Immunology Branch to advance the development of a fully human anti-CD19 CAR product candidate. James Kochenderfer, M.D. is leading the Phase 1 study.

•	Expanded agreement with the Netherlands Cancer Institute for the exclusive option to license multiple TCR gene sequences for the development and commercialization of immunotherapy candidates targeting solid tumors.

•	Entered into a research and license agreement with Leiden University Medical Center in the Netherlands to identify and develop TCR product candidates targeting solid tumors that are associated with the human papillomavirus (HPV) type 16 infection.

•	Partnered with Amgen to develop and commercialize the next generation of novel CAR T cell immunotherapies.

•	Entered into a collaboration with bluebird bio to advance second-generation TCR cell therapy products to treat HPV-associated cancers.

•	Secured an exclusive license to Alpine Immune Sciences’ transmembrane immunomodulatory protein (TIPTM) technology for eACT-based products.

Corporate Milestones

•	Strengthened the organization with the addition of more than 100 new hires across all functions.

•	Formed Kite’s integrated commercial leadership team, led by Shawn Tomasello, Kite’s Chief Commercial Officer.

•	Appointed Dr. Franz B. Humer, former Chairman and Chief Executive of Roche Holding Ltd., to Kite’s Board of Directors.

•	Strengthened Kite’s Scientific Advisory Board with the addition of James Allison, Ph.D. and Padmanee Sharma, M.D., Ph.D., recognized immunotherapy leaders from MD Anderson Cancer Center.

•	Raised $272.6 million in net proceeds from a public offering in December 2015.

2016 Goals

•	Announce interim Phase 2 pivotal data from the ZUMA-1 study for the first 50 patients with 90-day follow-up in the second half of 2016.

•	Submit the KTE-C19 registration filing to the U.S. Food and Drug Administration (FDA) based on interim data from ZUMA-1 study by the end of 2016.

•	Expand KTE-C19 clinical program to Europe in preparation for a European registration filing in 2017.

•	Complete the qualification and validation testing of the commercial manufacturing facility in anticipation of pre-approval inspection by the FDA.

•	Initiate a second series of KTE-C19 studies for additional indications and earlier lines of therapy in DLBCL patients.

•	Present longer term follow-up KTE-C19 data in patients with refractory aggressive DLBCL from the Phase 1 portion of ZUMA-1.

•	File investigational new drug (IND) application with the FDA for a TCR product candidate that targets a MAGE antigen expressed on solid tumors.

•	Advance the Kite-Amgen collaboration resulting in the filing of an IND application with the FDA for a next generation CAR T cell immunotherapy candidate, the first of multiple INDs expected to originate from the collaboration.

Fourth Quarter and Full Year 2015 Financial Results

•	Revenue was $4.9 million for the fourth quarter of 2015 compared to $0 for the fourth quarter of 2014, and $17.3 million for the full year of 2015, compared to $0 for the full year of 2014. The increase was primarily due to revenue recognized under the Kite-Amgen collaboration.

•	Research and development expenses were $28.8 million for the fourth quarter of 2015, compared to $7.9 million for the fourth quarter of 2014, and $76.4 million for the full year of 2015 compared to $23.1 million in 2014. The full-year increase of $53.3 million was primarily attributable to a $31.5 million increase in research and development and manufacturing expenses supporting the advancement of KTE-C19 and other programs, $11.8 million in expenses related to increased personnel and consulting costs, and $10.0 million of non-cash stock-based compensation expense.

•	General and administrative expenses were $14.1 million for the fourth quarter of 2015, compared to $5.4 million for the fourth quarter of 2014, and $44.2 million for the full year of 2015, compared to $13.6 million in 2014. The full-year increase of $30.6 million was primarily attributable to an $8.2 million increase in personnel related expenses, $7.8 million for public company expenses and license obligations, and $14.6 million of non-cash stock-based compensation.

•	Net loss attributable to common stockholders was $38.2 million, or $0.85 per share, for the fourth quarter of 2015, compared to $13.0 million, or $0.33 per share, for the fourth quarter of 2014. For the full year of 2015, the net loss was $101.7 million, or $2.33 per share, compared to $43.7 million, or $1.91 per share, in 2014.

•	Non-GAAP net loss attributable to common stockholders for the fourth quarter of 2015 was $24.5 million, or $0.54 per share, which excludes non-cash stock-based compensation expense of $13.8 million for the fourth quarter of 2015. Non-GAAP net loss attributable to common stockholders for the full year of 2015 was $61.0 million, or $1.40 per share, which excludes non-cash stock-based compensation expense of $40.7 million for the full year of 2015.

•	As of December 31, 2015, Kite had $614.7 million in cash, cash equivalents, and marketable securities, compared to $367.0 million as of December 31, 2014.

•	Kite expects the full year 2016 net cash burn to be $235 to $250 million dollars, which includes approximately $20 million in capital expenditures, but excludes any inflows or outflows from business development activities. The estimated full year 2016 net cash burn is primarily driven by an estimated net loss of $295 to $310 million, which includes an estimated $80 million of non-cash stock-based compensation expense.

About Kite Pharma

Kite Pharma, Inc., is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a primary focus on engineered autologous cell therapy (eACT™) designed to restore the immune system’s ability to recognize and eradicate tumors. Kite is based in Santa Monica, CA. For more information on Kite Pharma, please visit www.kitepharma.com. Sign up to follow @KitePharma on Twitter at http://www.twitter.com/kitepharma.

Kite Pharma, Inc. Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The press release may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the ability and timing of obtaining interim KTE-C19 data and submitting a Biologics License Application with the FDA by the end of 2016, meeting Kite’s other 2016 goals, and Kite’s 2016 financial guidance. Various factors may cause differences between Kite’s expectations and actual results as discussed in greater detail in Kite’s filings with the Securities and Exchange Commission, including without limitation in its Form 10-K for the year ended December 31, 2015. Any forward-looking statements that are made in this press release speak only as of the date of this press release. Kite assumes no obligation to update the forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Conference Call and Webcast Details

Kite will host a live conference call and webcast today at 4:30PM Eastern Time (1:30PM Pacific Time) to discuss financial results and provide a business update. To access the live conference call by telephone, please dial (877) 301-8565 (U.S.) or (678) 562-4240 (international). The conference ID number for the live call is 45173015. Interested parties may access a live audio webcast of the conference call on the Investors section of Kite’s website, www.kitepharma.com. A replay of the webcast will be available on the website for approximately 30 days.

KITE PHARMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	DECEMBER 31,	DECEMBER 31,
	2015	2014

ASSETS
Current assets
Cash, cash equivalents, and marketable securities	$614,722	$367,040
Prepaid expenses and other current assets	16,371	1,330

Total current assets	631,093	368,370
Property and equipment, net	30,116	2,275
Intangible assets and goodwill, net	36,740	—
Other assets	10,014	108

Total assets	$707,963	$370,753

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$8,049	$2,320
Deferred revenue	16,333	—
Accrued expenses and other current liabilities	11,787	4,405

Total current liabilities	36,169	6,725
Deferred revenue, less current portion	32,176	—
Contingent consideration	16,080	—
Other non-current liabilities	7,778	1,439

Total liabilities	92,203	8,164

Total stockholders’ equity	615,760	362,589

Total liabilities and stockholders’ equity	$707,963	$370,753

KITE PHARMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	THREE MONTHS ENDED
	DECEMBER 31, (unaudited)		YEAR ENDED DECEMBER 31,
	2015	2014	2015	2014

Revenue:
Revenue	$4,887	$—	$17,258	$—
Operating expenses:
Research and development	28,794	7,857	76,369	23,089
General and administrative	14,127	5,398	44,207	13,569

Total operating expenses	42,921	13,255	120,576	36,658

Loss from operations	(38,034)	(13,255)	(103,318)	(36,658)
Other income (expense):
Interest income	503	242	1,809	371
Interest expense	(202)	(3)	(658)	(6,269)
Other income (expense)	(7)	(3)	514	(13)

Total other income (expense)	294	236	1,665	(5,911)

Loss before income taxes	(37,740)	(13,019)	(101,653)	(42,569)
Provision (benefit) from income taxes	491	—	—	—

Net loss	(38,231)	(13,019)	(101,653)	(42,569)
Series A preferred stock dividend	—	—	—	(1,089)

Net loss attributable to common stockholders	$(38,231)	$(13,019)	$(101,653)	$(43,658)

Net loss per share, basic and diluted	$(0.85)	$(0.33)	$(2.33)	$(1.91)

Weighted-average shares outstanding, basic and diluted	44,967	38,960	43,637	22,822

Note Regarding Use of Non-GAAP Financial Measures

Kite provides non-GAAP net loss and non-GAAP net loss per share that include adjustments to GAAP figures. These adjustments to GAAP net loss exclude non-cash stock-based compensation expense. Kite believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Kite’s financial performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of Kite’s operating results. In addition, these non-GAAP financial measures are among the indicators Kite’s management uses for planning purposes and measuring Kite’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by Kite may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Please refer below for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

KITE PHARMA, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS

(In thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED DECEMBER 31,	YEAR ENDED DECEMBER 31,
	2015	2015
Net loss attributable to common stockholders - GAAP	$(38,231)	$(101,653)

Adjustments:
Non-cash stock-based compensation expense	13,770	40,672

Net loss attributable to common stockholders – Non-GAAP	$(24,461)	$(60,981)

Net loss per share attributable to common stockholders, basic and diluted - GAAP	$(0.85)	$(2.33)

Adjustments:
Non-cash stock-based compensation per share	0.31	0.93

Net loss per share attributable to common stockholders, basic and diluted – Non-GAAP	$(0.54)	$(1.40)

Weighted average common shares outstanding, basic and diluted	44,967	43,637

CONTACT: Kite Pharma, Inc.

Cynthia M. Butitta

Chief Financial Officer & Chief Operating Officer

310-824-9999

Greg Mann

VP, Investor Relations

gmann@kitepharma.com

For Media: Justin Jackson

Burns McClellan

212-213-0006

jjackson@burnsmc.com